LIMBACH

May 11, 2020

Michael M. McCann
1112 Bramblewood Drive
Safety Harbor, FL 34695-4402

RE: Promotion to COO

Dear Mike,

It is with pleasure that I confirm your promotion to Executive Vice President and Chief Operating Officer of Limbach Facility Services LLC (the "Company") effective November 16, 2019. You continue to report directly to me and be a member of our Executive Committee. As Chief Operations Officer, all existing business operations now report into you and you have the responsibility for their day to day performance.

Monthly Compensation
In consideration for your services, effective March 11, 2020, your monthly base salary will increase to $31,250.00 ($375,000 annualized), with a vehicle allowance of $1,000 per month, and reimbursement of reasonable out-of-pocket business expenses in accordance with the Company's written policies with respect to such matters. Your compensation will be reviewed annually as part of the Company's year-end review process. In addition, we will pay you for miles driven on company business at the company's standard mileage reimbursement rate, as published annually. Your car allowance covers all other vehicle expenses, including insurance.

Employee Benefits
As a senior executive of the Company, you will also be eligible to participate in all employee benefit programs available to executives of the Company. You will retain your awarded Paid Time Off (PTO) of four (4) weeks per year, in accordance with the schedule in the employee manual.

Annual Incentive Plan
The Compensation Committee of the Board of Directors ("Compensation Committee"), in its sole discretion, may award you an annual bonus based upon your performance and the Company's operating results during the each year, of up to 70% of your then current base salary and based upon your achievement of the objectives identified in a mutually agreed upon annual Performance Agreement ("PA"). In the unlikely event that employment would be terminated for cause, no bonus would be due. In the event your employment is terminated for a reason other than cause, you may be eligible for a bonus, as provided below, in the discretion of the Compensation Committee.

Long-Term Incentive Plan
In addition to the compensation described above, you will continue to be eligible to participate in the Company's LTIP program, or any new program to be developed.

Termination
In the event (i) your employment with the Company is terminated for reasons other than your Resignation (as defined below), death, disability, or Good Cause (as defined below) either before or after a Change in Control (as defined below) or (ii) you Resign for Good Reason as of, or within twelve months following, a Change in Control (as defined below), in each case you will be entitled to receive (a) all previously earned and accrued but unpaid base salary up to the date of termination, (b) a portion of any annual incentive plan payment earned per your PA during the year of termination pro-rated based upon the number of days you were employed during that year prior to the date of termination (paid only when such payment would otherwise be due and is approved by the Compensation Committee), and (c) base salary and all health benefits through the date that is twelve (12) months from the date of your termination ("Salary Continuation Period").

"Change in Control" shall have the meaning ascribed to it in the Plan as in effect on the date hereof. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A of the Internal Revenue Code of 1986, as amended. Should a Change in Control occur, all share not vested will vest.

In the event your employment with the Company is terminated as a result of your Resignation or for Good Cause, your rights to receive any and all compensation and benefits of any kind will terminate on the date of the termination of your employment.

"Resignation" means your voluntary termination of employment with the Company.

"Good Reason" means the occurrence of any of the following, in each case during the term of your employment with the Company without your written consent: (i) a material reduction in your base salary other than a general reduction in Base Salary that affects all similarly situated executives; (ii) a material reduction in your incentive plan opportunity; (iii) a relocation of your principal place of employment by more than 30 miles; (iv) any material breach by the Company of any material provision of this offer letter; (v) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this offer letter in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 20 days of the initial existence of such grounds and the Company has had at least 20 days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

"Good Cause" means (i) the commission of, or being charged with, a felony or other crime involving moral turpitude, which could reasonably be expected to have a material adverse effect on the Company or your ability to perform your duties, as determined in the reasonable discretion of the Board, (ii) the commission of fraud, embezzlement or other deliberate act or omission involving dishonesty, insubordination or exceeding your authority with respect to the Company or any of its subsidiaries, the specific nature of which shall be set forth in a written notice by the Company to you, (iii) your use of alcohol or illegal drugs that may have a material adverse effect on your ability to perform your duties, responsibilities and functions (iv) your failure to perform your duties and responsibilities, which failure is not cured to the Board of Directors' reasonable satisfaction within thirty (30) days after written notice thereof to you setting forth in reasonable detail the nature of such failure and the action required to cure such failure, (v) gross negligence or willful misconduct in the management of the Company or any of its subsidiaries, (vi) intentionally causing the Company or any of its subsidiaries to violate a local, state or federal law in any respect, (vii) misappropriation of one or more of the Company's or its subsidiaries assets or business opportunities, or (viii) misrepresentation to or concealment of material information from the Board or the Chief Executive Officer which, if capable of being cured, is not cured to the Board's reasonable satisfaction within thirty (30) days after written notice thereof to you.

Notwithstanding the forgoing and subject to your rights to the Salary Continuation Period, you understand and agree your employment with the Company is as an employee at-will, and that you may resign, or the Company may terminate your employment, at any time, for any or for no reason, with or without cause, good cause, warning, or notice. To be eligible to receive payments during the Salary Continuation Period pursuant to this letter, you shall be required to execute and deliver to the Company, and not revoked (if applicable law requires that you be permitted to revoke) a separate general release of all claims in favor of the Company and its affiliates in a form acceptable to the Company.

Non-solicitation and Confidential Information

As a condition of your employment, you will agree that for a period of two (2) years following termination of your employment, you will not directly or indirectly (i) induce or attempt to induce any employee of the Company or its subsidiaries, divisions and affiliates to leave the employ of the Company, subsidiaries, divisions and affiliates, (ii) hire any person who was an employee of the Company or its subsidiaries, divisions and affiliates at the time of your employment or six (6) months prior thereto, or (iii) interfere with the Company's relationship with any of its current customers, suppliers,

subcontractors or vendors, as well as any potential customers with which the Company has initiated negotiations.

You further recognize and acknowledge that the information, observations and data (including trade secrets and information regarding potential acquisitions by the Company), obtained by you while employed by the Company (hereinafter called "Confidential Information") are the property of the Company. In addition, except as required by law or court order, you will not, during or after your term of employment, disclose to any unauthorized person or use for your own purposes any of the Confidential Information without the prior written consent of the Board of Directors of the Company, unless and to the extent such Confidential Information becomes generally known to and available for use by the public other than as a result of your acts or omissions.

We are very pleased to make you this offer. If you have any questions, please contact me at 908-246-1912.

Very truly yours,
LIMBACH FACILITY SERVICES LLC

Charles A. Bacon III, CEO

AGREE AND ACCEPT:

Michael M. McCann offer dated May 11, 2020

Offer accepted: ______________________ Date 5 / 21 / 2020
Signature